Exhibit 99.1

Town Sports International Holdings, Inc. Announces Appointment of Chief Executive Officer and Departure of Chief Operating Officer

New York, NY—(BUSINESS WIRE)— On September 21, 2016, Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ:CLUB), one of the leading owners and operators of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs,” “Philadelphia Sports Clubs” and “BFX Studio,” announced that Patrick Walsh, Executive Chairman of the Company, has been appointed as the Company’s Chief Executive Officer, effective September 30, 2016. The Company also announced that Greg Bartoli, the Company’s Chief Operating Officer, will be leaving the Company, effective September 30, 2016.

Patrick Walsh, Executive Chairman\ of the Company stated, “In order to continue our strategic efforts to evolve as a more efficient and streamlined organization, I will assume the role of Chief Executive Officer of the Company effective September 30, 2016 and we will merge the roles of chief operating officer and chief executive. Greg joined TSI over a year ago and contributed his extensive financial and entrepreneurial expertise to strengthening our organization. As a result of Greg’s time at TSI, we are a leaner, more efficient and more profitable organization. Greg lead the way towards strengthening club financials, exploring new business ventures, renegotiating our leases and strengthening our balance sheet while engaging in organizational changes that allowed for stronger club leadership. These initiatives led to more than $40 million of savings annually and significant increases in the Company’s EBITDA. I am extremely proud that these accomplishments were achieved in less than 12 months time.”

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 149 fitness clubs as of June 30, 2016, comprising 102 New York Sports Clubs, 27 Boston Sports Clubs, 12 Washington Sports Clubs (one of which is partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 551,000 members as of June 30, 2016. In addition, the Company also owned two BFX Studio locations and had one partly-owned club that operated under a different brand name in Washington, D.C. as of June 30, 2016. For more information on TSI, including the Company’s Form 10-Q for the quarterly period ended June 30, 2016, visit http://investor.mysportsclubs.com.

From time to time the Company may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investor.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about the Company by enrolling through the “Email Alerts” section at http://investor.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(917) 765-9974

Investor.relations@town-sports.com